Exhibit 99.1

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News Release

Media Contact:	Christopher Garland (908) 423-3461	Investor Contact:	Graeme Bell (908) 423-5185

Thomas H. Glocer Elected to Merck Board of Directors

WHITEHOUSE STATION, N.J., Nov. 26, 2007 – Merck & Co., Inc. today announced that Thomas H. Glocer, 48, Chief Executive Officer, Reuters Group PLC, will join the Company’s Board of Directors effective Nov. 27. With his election, Mr. Glocer will become one of 11 outside directors on the 12-member board. Mr. Glocer will stand for election by the Company’s stockholders in April 2008.

Mr. Glocer joined Reuters Group in New York in 1993 and was appointed Chief Executive Officer of Reuters America in 1999. In February 2000, he was appointed Chief Executive Officer, Reuters Information, and was appointed to the Reuters Board in June of that same year. Mr. Glocer was named Chief Executive Officer of Reuters Group PLC in July 2001.

Prior to joining Reuters, Mr. Glocer was a mergers and acquisitions lawyer with Davis Polk & Wardwell in New York, Paris and Tokyo.

Mr. Glocer is a member of the International Advisory Board of British American Business Inc., the Advisory Board of the Judge Institute of Management at Cambridge University, the European Business Leaders Council, the Corporate Advisory Group of Tate Britain and The Madison Council of the Library of Congress. He is also active in several public education initiatives in New York City and London.

A graduate of Columbia University, Mr. Glocer earned a bachelor’s degree in political science. He earned his law degree from Yale Law School.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

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